As filed with the Securities and Exchange Commission on August 2, 2017	File No. 333-214467

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1 REGISTRATION STATEMENT No. 333-214467

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HCSB FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	57-1079444
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5009 Broad Street, Loris, South Carolina 29569

(843) 756-6333

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Jimmy C. Tallent

United Community Banks, Inc.

125 Highway 515 East

Blairsville, Georgia 30512

(706) 745-2151

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial account standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following registration statement on Form S-1 (the “Registration Statement”) of HCSB Financial Corporation, a South Carolina corporation (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”): Registration Statement No. 333-214467, registering 359,468,443 shares of common stock, par value $0.01 per share and 90,531,557 shares of non-voting common stock, par value $0.01 per share for resale by the selling shareholders named therein, which was filed with the SEC on November 7, 2016, as such Registration Statement has been amended through the date hereof.

On April 19, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United Community Banks, Inc., a Georgia corporation and the holding company for United Community Bank (“United”). On July 31, 2017, pursuant to the Merger Agreement, the Company was merged with and into United, with United being the surviving entity (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company removes from registration any and all shares of the Company voting common stock and non-voting common stock that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statement as of the effective time of the Merger. The Company is filing the Post-Effective Amendment to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Form 8-K, filed with the SEC on April 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor to HCSB Financial Corporation) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on this August 2, 2017.

UNITED COMMUNITY BANKS, INC.
(as successor to HCSB Financial Corporation)

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Chairman and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.